Exhibit 99.1

Ondas Holdings Reports Fourth Quarter and Full Year 2021 Financial and Operational Results

Ondas Networks Secured and Delivered First Commercial 900 MHz Rail Order
for a Class I Railroad in Q4 2021

Ondas Networks Secured Additional 900 MHz Order from Siemens for Another Class I Railroad in Q1 2022

American Robotics Secured Orders from Chevron, ConocoPhillips, and Stockpile Reports and Began to Scale

Ondas Holdings Announces Definitive Agreement to Acquire Rail Inspection Analytics Platform, Ardenna, from Birhle Applied Research

Conference Call Scheduled for Today at 8:30 a.m. ET.

Waltham, MA – March 22, 2022 – Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), reported financial and operating results for the fourth quarter and the full year ended December 31, 2021.

“2021 marked a transformational year for Ondas, highlighted by Ondas Networks’ commercial success in the rail sector and the acquisition of American Robotics, which closed in the third quarter,” said Eric Brock, Ondas’ Chairman and CEO. “At Ondas Networks, we transitioned from investing in market development to platform delivery of FullMAX™, our patented wireless radio system for secure, licensed, private, wide-area broadband networks. American Robotics accelerated the execution of its business plan and secured orders for its AI-enabled fully automated Scout System™ with initial franchise customers.”

“We entered 2022 with strong momentum across both business units. Investments in our technology platforms and business development activities are providing value to customers and creating traction in the field. Ondas Networks is preparing for significant revenue growth in the coming quarters driven by expected 900 MHz network deployments with our rail customers. At American Robotics, we are seeing strong customer engagement as we introduce the Scout System™ into new industrial end markets. We expect successful field operations with multiple franchise customers, setting the stage for initial fleet orders of our Scout System™ in 2022. Overall, we ended the year with a strong balance sheet, including more than $40 million in cash, which we believe provides us ample runaway to execute on our growth strategy.”

Full Year 2021 and Recent Highlights – Ondas Networks

●	Ondas Networks secured and delivered an initial commercial 900 MHz order for dual-mode ATCS systems to a Class I freight railroad.

●	Ondas Networks secured an additional 900 MHz order from Siemens for another Class I railroad in the first quarter of 2022.

●	Ondas Networks began field work for a third Class I railroad in preparation of an expected substantial 900 MHz order for FullMAX systems in the second quarter of 2022.

●	Ondas Networks launched new joint-product development programs with Siemens, including a major new agreement in January 2021 to develop a next generation locomotive radio for Head-of-Train (“HOT”) applications. The program was substantially expanded in October 2021 to customize the HOT platform for a major Asian railroad customer.

●	Siemens formally launched the marketing of Ondas Networks’ FullMAX platform via Siemens-branded Airlink products, which include the jointly developed ATCS radio platform.

●	Ondas Networks and Siemens secured an order for the MC-IoT Rail Lab from the North American Rail Industry.

Full Year 2021 and Recent Highlights – American Robotics

●	In January 2021, American Robotics received the first FAA approval for fully automated BVLOS operations with no humans on-site, a key element in unlocking an estimated 90% of the commercial drone market.

●	In July 2021, American Robotics secured purchase order from Stockpile Reports and ConocoPhillips; multiple Scout Systems™ have been delivered and installed.

●	In January 2022, American Robotics received a purchase order from Chevron Corporation; multiple Scout Systems™ have been delivered and installed.

●	American Robotics grew the team substantially in 2021 to support growth in customer demand for Scout System™ deployments; as of March 18, 2022, AR has 50 full time employees.

●	American Robotics entered into a strategic partnership with Dynam.AI to accelerate development of proprietary AI/ML-driven data analytics applications for customers. Separately, Ondas Holdings made a strategic investment in Dynam.AI.

●	American Robotics was granted two new patents related to autonomous drone operations, bringing the total AR patent portfolio to four granted, six pending patent applications in the U.S., and six international pending patent applications.

●	American Robotics won several awards, including 2021 Robotics Business Review (RBR) Top 50 Robotics Innovations, 2021 Airwards – Software Enabling Flight Operations, and 2021 AUVSI Xcellence Award Finalist.

●	American Robotics established critical relationships and partnerships with vendors and manufacturing partners to establish a reliable supply chain and manufacturing pipeline for 2022 and beyond.

●	During 2021, American Robotics’ Scout Systems™ flew 1,086 missions gathering over 560,000 images equating to over 1.3 TB of customer data.

●	American Robotics matured its integration of products with Stockpile Reports. In conjunction, AR prepared for expanded Scout System™ sales and deployments with Stockpile Reports and their customers.

●	On March 21, 2022, Ondas announced that it entered into a definitive agreement to acquire the assets of Ardenna, a leading provider of image processing and machine learning software solutions for rail infrastructure monitoring and inspections, expanding the Company’s data analytics capability in the strategically important global Rail market.

●	American Robotics appointed to the Board of the Commercial Drone Alliance (CDA) and the FAA BVLOS Aviation Rulemaking Committee (ARC).

Subsidiary-Specific Management Commentary

“In 2021, we secured additional product development programs with Siemens beyond the 900 MHz system,” added Brock. “Ondas Networks also completed the Phase 1 development program for AURA Networks’ nationwide wireless network designed for the Command and Control (“C2”) of Uncrewed Aircraft Systems (“UAS”) network. In the fourth quarter of 2021, Ondas Networks secured and delivered on its first purchase order for commercial deployment in the greenfield 900 MHZ Class I Rail network and for the establishment of the ‘MC-IoT Rail Lab’ on behalf of Transportation Technology Testing Center, Inc (“TTCI”), a subsidiary of the Association of American Railroads (“AAR”).

“Today, we are also announcing we have secured another 900 MHz order from Siemens on behalf of a second Class 1 railroad. These orders highlight the beginning of commercial deployment of our FullMAX wireless platform in the greenfield 900 MHz network and the path to multiple network opportunities with the North American Class I railroads. In parallel, our partnership with Siemens Mobility continues to grow with expanded customer opportunities in both North America and international markets.”

Stewart Kantor, Ondas Networks Founder and President, commented: “The initial commercial 900 MHz and MC-IoT Rail Lab order are evidence of the significant opportunity we have created, positioning our FullMAX wireless technology as the next-gen wireless platform for multiple Class I rail networks. The establishment of the MC-IoT Rail Lab, in particular, is an enormous strategic win for Ondas and Siemens. We believe the lab facilitates the standardization of all the major rail communications networks in the North American Rail market over the next 20 years and will be a critical element to enabling the full adoption of complementary ‘Digital Railroad’ technologies.”

Brock added: “At American Robotics, we began scaling the organization and adding world-class talent in preparation for supporting franchise customers with our market-leading Scout System™. We invested in growing our production capability of Scout Systems and extended our data analytics capabilities by establishing a strategic partnership with Dynam.AI, a leading developer of AI-driven analytics, which also included an equity investment by Ondas. During 2021, AR secured important initial Scout System™ installations with Stockpile Reports and Conoco-Philips, among others. Our penetration in the strategically important oil & gas market expanded in January 2022 when Chevron placed an initial purchase order for multiple Scout Systems™.

“In addition to advancing our growth plan within AR, Ondas has entered into a definitive agreement to acquire certain assets from Birhle Applied Research related to its Ardenna business unit. Ardenna is a pioneer in rail track inspection analytics and has developed a software application called ‘Rail Inspector,’ which we believe is the most advanced inspection application in the market. We expect the strategic acquisition will position American Robotics as the leading end-to-end automated data solutions offering in the global rail market.”

Reese Mozer, CEO and Co-Founder of American Robotics, commented: “The commercial drone industry is currently at an important inflection point. Through careful analysis and close discussions with our customers in our top markets, we believe we have identified a clear path to succeed. Additionally, with our now significantly expanded team, we have higher confidence than ever before in our ability to execute these plans quickly and reliably.”

Fourth Quarter 2021 Financial Results

Revenues increased to approximately $0.6 million for the three months ended December 31, 2021, compared to approximately $0.2 million for the three months ended December 31, 2020. The increase in revenue was primarily a result of higher development revenue, offset by lower product sales compared to the prior-year period.

Gross profit increased to approximately $0.2 million for the three months ended December 31, 2021, compared to $45,000 for the three months ended December 31, 2020, as a result of higher revenue, offset by higher cost of goods sold related to development agreements. Gross profit as a percentage of revenues improved to approximately 29% for the three months ended December 31, 2021, compared to 23% for the three months ended December 31, 2020.

Operating expenses increased to $7.2 million for the three months ended December 31, 2021, as compared to $3.7 million in three months ended December 31, 2020. The rise in operating expenses was primarily due to an increase in research and development expenses, along with an increase in depreciation and amortization expense due to amortization of American Robotics intangible assets.

The Company realized an operating loss of approximately $7.0 million for the three months ended December 31, 2021, as compared to $3.7 million for the three months ended December 31, 2020. Operating loss grew primarily as a result of the aforementioned increase in operating expenses. Net loss was approximately $4.1 million for the three months ended December 31, 2021, as compared to a net loss of $4.1 million for the three months ended December 31, 2020.

Full Year 2021 Financial Results

Revenues increased by 34% to approximately $2.9 million for the year ended December 31, 2021, compared to approximately $2.2 million for the year ended December 31, 2020. The increase in revenue was primarily due to larger amounts of development revenue from Siemens Mobility and AURA during 2021, offset by lower amounts of product revenue.

Gross profit increased by 18% to $1.1 million as a result of higher revenue for the year ended December 31, 2021, as compared to $0.9 million for the year ended December 31, 2020. Gross profit on a percentage basis, was approximately 38% for the year ended December 31, 2021, as compared to 43% for the year ended December 31, 2020.

Operating expenses increased approximately 53% to $19.1 million for the year ended December 31, 2021, as compared to $12.5 million for the year ended December 31, 2020. The increase in operating expenses was primarily due to an increase in research and development expenses, along with an uptick in professional fees related to the American Robotics acquisition and an increase in depreciation and amortization expense due to amortization of American Robotics intangible assets.

The Company realized an operating loss of approximately $18.0 million for the year ended December 31, 2021, as compared to a loss of approximately $11.5 million for the year ended December 31, 2020. Operating loss increased primarily as a result of the aforementioned increase in operating expenses. Net loss was approximately $15.0 million for the year ended December 31, 2021, as compared to a net loss of $13.5 million for the year ended December 31, 2020.

The Company held cash and cash equivalents of approximately $40.8 million as of December 31, 2021, as compared to approximately $26.1 million as of December 31, 2020. The significant increase in cash and cash equivalents is primarily a result of the public offering the Company closed on June 11, 2021.

Definitive Agreement to Acquire Ardenna

On March 20, 2022, the Company entered into a Purchase Agreement to acquire the assets of Ardenna, a leading provider of image processing and machine learning software solutions for rail infrastructure monitoring and inspections. This strategic acquisition will equip American Robotics' drone solution with Ardenna's Rail-Inspector advanced analytics software to enhance value to the rail industry and achieve commercial scalability in the sector. The acquisition is subject to customary closing conditions and is expected to close in the second quarter of 2022.

Operational and Financial Outlook for 2022

Ongoing investments in market expansion and deeper penetration of select verticals are expected to support commercial adoption of Ondas Networks’ FullMAX wireless platform and additional installations of AR’s Scout System™ in 2022.

Ondas Networks will continue to focus on the greenfield 900 MHz network with North American Class I Rails. Ondas Networks expects bookings and revenue growth to accelerate as we move through the year with a target of $20 million in product bookings in 2022. In addition, Ondas Networks expects to add an additional $3.5 million in product development programs with its partners in 2022. During the first half of 2022, Ondas Networks intends to build product inventory and increase internal human resources to meet an expected increase in product demand for both North American Rail and International markets.

Also, the Company expects American Robotics to secure and announce additional franchise customers for the Scout System™ in 2022. Throughout 2022, AR will continue to build inventory to meet this customer demand. In parallel, American Robotics will continue to invest in and scale its field service operations to create capacity to handle expanded drone deployments with existing customers and to support new customer activity. Scout System™ deployments will focus on a select group of blue-chip customers in the oil & gas, mining, bulk materials, and rail sectors in the coming quarters. AR is targeting 30 Scout Systems™ installed by year end 2022 allocated to 10 customer accounts, and its objective is to secure one or more customer reorders to begin fleet expansion. In parallel, American Robotics will continue to invest in data analytics products targeted at these customers and their respective markets.

The Company’s cash operating expenses are expected to be between $6.5 and $7.0 million in the first quarter and may trend up over the course of 2022. Cash operating expenses exclude non-cash expenses, such as stock-based compensation and amortization of intangible assets and goodwill.

The Company expects bookings and revenue growth to fluctuate from quarter-to-quarter given the timing of development activity in front of the targeted commercial rollout for the Rail 900 MHz network, the multiple development projects underway with Siemens Mobility and the integration and scaling of American Robotics business.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today (March 22, 2022) at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	Webcast Here
Participant Dial In (toll free)	1-844-883-3907
Participant Dial In (International)	1-412-317-5798
Participant Call Pre-Registration	Pre-Register Here

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the Federal Aviation Administration for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our outlook for 2022. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Company Contact:

Derek Reisfield, President and CFO

Ondas Holdings Inc.

888-350-9994 x1019

ir@ondas.com

Investor Relations Contact:

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$40,815,123	$26,060,733
Accounts receivable, net	1,213,195	47,645
Inventory, net	1,178,345	1,152,105
Other current assets	1,449,610	629,030
Total current assets	44,656,273	27,889,513

Property and equipment, net	1,031,999	163,084

Other Assets:
Goodwill	45,026,583	-
Intangible assets, net	25,169,489	379,530
Long-term equity investment	500,000	-
Lease deposits	218,206	28,577
Operating lease right of use assets	836,025	51,065
Total other assets	71,750,303	459,172
Total assets	$117,438,575	$28,511,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,411,085	$2,368,203
Operating lease liabilities	550,525	56,168
Accrued expenses and other current liabilities	1,149,907	2,832,780
Secured promissory note, net of debt discount of $0 and $120,711, respectively	-	7,003,568
Deferred revenue	512,397	165,035
Notes payable	-	59,550
Total current liabilities	4,623,914	12,485,304

Long-Term Liabilities:
Notes payable	300,000	906,541
Accrued interest	40,152	36,329
Operating lease liabilities, net of current	241,677	-
Total long-term liabilities	581,829	942,870
Total liabilities	5,205,743	13,428,174

Commitments and Contingencies (Note 14)

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively, and none issued or outstanding at December 31, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively, and none issued or outstanding at December 31, 2021 and December 31, 2020, respectively	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 40,990,604 and 26,540,769 issued and outstanding, respectively December 31, 2021 and December 31, 2020, respectively	4,099	2,654
Additional paid in capital	192,502,122	80,330,488
Accumulated deficit	(80,273,389)	(65,249,547)
Total stockholders’ equity	112,232,832	15,083,595
Total liabilities and stockholders’ equity	$117,438,575	$28,511,769

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020

Revenues, net	$2,906,771	$2,163,719
Cost of goods sold	1,810,942	1,236,051
Gross profit	1,095,829	927,668

Operating expenses:
General and administration	11,781,503	7,641,234
Sales and marketing	1,487,394	1,223,767
Research and development	5,800,549	3,586,553
Total operating expenses	19,069,446	12,451,554

Operating loss	(17,973,617)	(11,523,886)

Other income
Other income	591,900	20,209
Interest income	11,578	251
Interest expense	(575,685)	(1,936,847)
Change in fair value of derivative liability	-	(37,607)
Total other income (expense), net	27,793	(1,953,994)

Loss before benefit from income taxes	(17,945,824)	(13,477,880)

Benefit from income taxes	2,921,982	-

Net loss	(15,023,842)	(13,477,880)

Net loss per share - basic and diluted	$(0.44)	$(0.66)

Weighted average number of common shares outstanding, basic and diluted	34,180,897	20,428,490

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(15,023,842)	$(13,477,880)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	116,231	97,759
Amortization of deferred financing costs	120,712	712,395
Provision for obsolete inventory	100,254	-
PPP Loan forgiveness	(666,091)	-
Amortization of intangible assets	1,396,364	19,840
Deferred income taxes, release of valuation allowance	(2,921,982)	-
Change in fair value of derivative liability	-	37,607
Amortization of right of use asset	302,931	280,354
Loss on Intellectual Property	97,789	33,334
Stock-based compensation	3,253,590	4,676,362
Changes in operating assets and liabilities:
Accounts receivable	(1,153,315)	(27,433)
Inventory	(126,494)	(297,904)
Other current assets	(696,280)	(430,357)
Accounts payable	(86,658)	46,004
Deferred revenue	314,370	(213,815)
Operating lease liability	(336,432)	(485,687)
Accrued expenses and other current liabilities	(1,586,563)	1,495,165
Net cash flows used in operating activities	(16,895,416)	(7,534,256)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(104,112)	(31,117)
Purchase of equipment	(923,718)	(8,598)
Purchase of American Robotics, Inc., net of cash acquired	(6,517,338)	-
Investment in Dynam A.I.	(500,000)	-
Security deposit	(165,463)	23,575
Cash disbursement on note receivable	(2,000,000)	-
Net cash flows used in investing activities	(10,210,631)	(16,140)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from paycheck protection program loan	-	666,091
Proceeds from sale of preferred stock, net of costs	-	4,217,970
Proceeds from sale of common stock, net of costs	47,523,569	31,253,998
Proceeds from exercise of stock options and warrants	1,461,146	-
Payments on loan payable	(7,124,278)	(4,679,958)
Net cash flows provided by financing activities	41,860,437	31,458,101

Increase in cash and cash equivalents	14,754,390	23,907,705
Cash and cash equivalent, beginning of period	26,060,733	2,153,028
Cash and cash equivalents, end of period	$40,815,123	$26,060,733

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$1,042,737	$337,097
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Forgiveness of accrued officer’s salary	$135,103	$150,002
Debt exchanged for preferred stock	$-	$265,779
Accrued interest converted to debt	$-	$1,254,236
Shares issue for extension of debt	$-	$390,000
Common stock, warrants and forgiveness of note receivable in relation to acquisition of American Robotics	$61,811,179	$-